Exhibit 10.1

SUMMARY OF DIRECTORS’ COMPENSATION

Effective July 11, 2016, compensation paid to non-employee directors of A. O. Smith Corporation is as follows:

•	An annual cash retainer of $50,000, payable quarterly in advance, and $125,000 paid in A. O. Smith Corporation Common Stock.

•	A fee of $2,500 for each board, committee and annual shareholder meeting attended.

•	A fee of $1,000 for each telephonic board and committee meeting.

•	A new director orientation meeting fee of $2,500.

•	An annual retainer of $5,000 for Audit Committee members and $3,000 for the members of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

•	An annual retainer of $15,000 for the chairperson of the Audit Committee and $10,000 for the chairpersons of each of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

•	An annual retainer of $20,000 for the presiding director.

The foregoing reflects the following change to previously disclosed compensation for non-employee directors effective July 11, 2016: A. O. Smith Corporation’s Board of Directors, upon recommendation of the Nominating and Governance Committee, increased the amount of annual cash retainer from $47,500 to $50,000, payable quarterly in advance and increased the amount of the retainer payable in stock from $120,000 to $125,000.